Exhibit 99.1

FOR RELEASE:	NEW HARTFORD, NY, April 12, 2021
CONTACT:	Christopher R. Byrnes (315) 743-8376
chris_byrnes@partech.com, www.partech.com

Dr. John W. Sammon Jr. Announces His Intention to Not Stand

for Re-Election for PAR Technology Corporation Board of Directors

New Hartford, NY – April 12, 2021 -- PAR Technology Corporation (NYSE: PAR) (“PAR Technology”) announced today that its Founder and member of its Board of Directors, Dr. John W. Sammon Jr., will not stand for re-election and will step down from the PAR Board as of PAR Technology’s 2021 annual meeting of stockholders on June 4, 2021.

Dr. Sammon founded PAR Technology in 1968 in Rome, NY.  PAR Technology was originally known as Pattern Analysis and Recognition Corporation and was a Department of Defense contractor. Ten years later, Dr. Sammon led PAR Technology’s transition to a leading restaurant technology provider.  Dr. Sammon served as Chairman and CEO of PAR Technology from its founding until his retirement in 2011 from day-to-day operations, though he has remained on as an active member of PAR Technology’s Board of Directors.

James Stoffel, PAR Technology’s Lead Independent Director, said, “On behalf of the entire Board of Directors, we want to extend our deep appreciation to John for his extraordinary vision and leadership over the past 50+ years. John is a giant in the field of restaurant technology and one of the industry’s true pioneers who helped usher in the era of modern hospitality technology. His unwavering commitment and advocacy for serving PAR’s customers through innovation, and his stewardship of the Company have all contributed to making PAR the leader it is today.”

Dr. Sammon commented, “As I leave the Company after 53 years since its founding; I am proud of all we have accomplished and know that none of this would have been possible without the support and hard work of so many people including employees, fellow board members, customers, stockholders and my family.  Looking back, I know that all our past achievements were the result of a team effort. Looking forward, I have great confidence in our current CEO, Savneet Singh, and the management team he is now leading. I leave knowing the Company is in good hands.

Since my retirement as CEO in 2011, it has been highly gratifying to continue to work closely with the Board and management, particularly in setting the Company’s future strategy. PAR’s initial success derived from technical innovation and today, we are again rapidly growing based on technical cloud-based innovation. It is highly satisfying to see an old company reinvent itself to retain its past leadership position in a rapidly changing technology driven marketplace.

PAR has been my passion and indeed my life. There has hardly been a moment that passed over these many years that the Company, its employees, our customers and our stockholders have not been in my mind. It has been a privilege of a lifetime to have been part of the “PAR story”. I have lived the “American Dream” and in doing so; learned more than I could have imagined, worked with such a large number of interesting people, traveled the world, experienced the thrill of winning and strengthened by the setbacks.

With all these experiences I have come to understand the power of people who can achieve things they only dream of as they work as a team in pursuit of that dream. Thus, as I move on in my life, I wish to acknowledge the thousands of PAR employees, hundreds of customers and our stockholders, who over the past 53 years have provided the “American Dream”. It is with a deep feeling of humility and gratitude that I thank all of the PAR family for providing me with such an interesting career.”

PAR Technology CEO Savneet Singh said, “Since joining the PAR Board of Directors in 2018 and being named CEO in 2019, I have gotten to know and deeply respect John for the exceptional foresight and determination he so passionately brings to PAR. He will be missed. Since becoming CEO, I am even more impressed with PAR, the caliber of our employees, and their commitment to serving customers with our transformative technology. Our team is focused on our mission, and we are working hard to drive significant, long-term growth that benefits all of our stakeholders.”

ABOUT PAR TECHNOLOGY CORPORATION

PAR Technology Corporation, through its wholly owned subsidiary ParTech, Inc., is a customer success-driven, global restaurant and retail technology company with over 100,000 restaurants in more than 110 countries using its point of sale hardware and software. With the recent acquisition of leading Loyalty solutions provider, Punchh Inc., PAR has become a Unified Commerce Cloud Platform for Enterprise Restaurants.   PAR's platform enables quick service, fast casual and table service restaurants to improve their operational efficiency by combining its cloud-based Brink POS®, Data Central® backoffice, PAR payments and now Punchh loyalty software with the world's leading restaurant technology platforms. PAR Technology's Government segment is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various other federal agencies. PAR Technology's stock is traded on the New York Stock Exchange under the symbol PAR. For more information, visit www.partech.com or connect with PAR Technology on Facebook or Twitter.

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